Exhibit (g)

INVESTMENT ADVISORY AGREEMENT
BETWEEN
PROSPECT ENHANCED YIELD FUND
AND
PROSPECT ENHANCED YIELD MANAGEMENT, LLC
Agreement made this [ ] day of May 2025, by and between Prospect Enhanced Yield Fund, a Delaware Statutory Trust (the “Fund”), and Prospect Enhanced Yield Management, LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the Fund is an externally managed, non-diversified, closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
WHEREAS, the Adviser is an investment adviser that has registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.    Duties of the Adviser.
(a)    The Fund hereby employs the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board of Trustees of the Fund, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Fund’s then current registration statement on Form N-2, including any supplements thereto(the “Registration Statement”), (ii) in accordance with the Investment Company Act and (iii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s Certificate of Trust, Amended and Restated Declaration of Trust and Bylaws, each as may be amended form time to time.  Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Fund; (iii) close and monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain, or sell; (v) perform due diligence on prospective investments; and (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds.  The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund.  In the event that the Fund determines to acquire debt financing, the Adviser will arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Fund’s Board of Trustees.  If it is necessary for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.
(b)    The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.
(c)    Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder.  Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Adviser and the Fund.  The Adviser, and not the Fund, shall be responsible for any compensation payable to any Sub-Adviser.  Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law and shall contain a provision requiring the Sub-Adviser to comply with Sections 1(e) and 1(f) of this Agreement below as if it were the Adviser.
(d)    The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
(e)    The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Fund’s Board of Trustees such periodic and special reports as the Fund’s Board of Trustees may reasonably request.  The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request, provided that the Adviser may retain a copy of such records.
(f)    The Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation of Federal securities laws by the Adviser.  The Adviser shall provide the Fund, at such times as the Fund shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail, as may reasonably be required to comply with Rule 38a-1 under the Investment Company Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.
2.    Fund’s Responsibilities and Expenses Payable by the Fund.  All investment professionals of the Adviser, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund.  The Fund, either directly or through reimbursement of the Adviser, will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Fund’s net asset value (including the cost and expenses of any independent valuation firms); expenses incurred by the Adviser, Prospect Administration LLC (the “Administrator”) or affiliates thereof payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments and performing due diligence on its prospective investments; interest payable on debt, if any, incurred to finance the Fund’s investments; offerings of the Fund’s debt, common stock and other securities; investment advisory and management fees; administration fees, if any, payable under the Administration Agreement between the Fund and the Administrator; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events) to the extent allowed under the Investment Company Act; federal and state registration fees; all costs of registration and listing the Fund’s securities on any securities exchange; federal, state and local taxes; Trustees’ fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission or any other governmental agency; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Fund’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; research and market data expenses including, without limitation, news and quotation equipment and services; computer software specific to the business of the Fund; any unreimbursed expenses incurred in connection with transactions not consummated; the Fund’s allocable portion of routine overhead expenses of the Adviser and investment affiliates; and all other expenses incurred by the Fund or the Administrator in connection with administering the Fund’s business, including payments under the Administration Agreement between the Fund and the Administrator based upon the Fund’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Fund’s chief compliance officer and chief financial officer and their respective staffs.

3.    Compensation of the Adviser.  The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an income incentive fee (“Incentive Fee”), as hereinafter set forth.  The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)    The Base Management Fee shall be calculated at an annual rate of 1.375% of the Fund’s average total assets as described below. For the first quarter of the Fund’s operations commencing with the initial closing of the Fund’s offering of its common stock to which the Registration Statement relates (the “Initial Closing”), the Base Management Fee will be calculated based on the average value of the Fund’s total assets as of the date of the Initial Closing and at the end of the calendar quarter during which the Initial Closing occurred, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Subsequently, the Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average daily value of the Fund’s total assets during such period, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro rated. At the Adviser’s option, the Base Management Fee for any period may be deferred, without interest thereon, and paid to the Adviser at any time subsequent to any such deferral as the Adviser determines.
(b)    The Incentive Fee shall be calculated and payable quarterly in arrears based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter.  For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives) accrued by the Fund during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Base Management Fee, expenses payable under this Agreement and the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee).  Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash.  Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.  Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediately preceding calendar quarter, will be compared to a preferred return of 1.75% per quarter (7% annualized).  The Fund will pay the Adviser an Incentive Fee with respect to the Fund’s pre-Incentive Fee net investment income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Fund’s pre-Incentive Fee net investment income does not exceed the preferred return; (2) 100% of the Fund’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the preferred return but is less than or equal to 2.059% in any calendar quarter (8.235% annualized); and (3) 15% of the amount of the Fund’s pre-Incentive Fee net investment income, if any, that exceeds 2.059% in any calendar quarter (8.235% annualized).  These calculations will be appropriately prorated for any period of less than three months.
4.    Covenants of the Adviser.  The Adviser covenants that it is registered as an investment adviser under the Advisers Act.  The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
5.    Excess Brokerage Commissions.  The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.
6.    Limitations on the Employment of the Adviser.  The services of the Adviser and its affiliates to the Fund are not exclusive, and the Adviser and its affiliates may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser and its affiliates to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law).  So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Fund, subject to the Adviser’s right to enter into sub-advisory agreements.  The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.  It is understood that directors, officers, employees and stockholders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as stockholders or otherwise.
7.    Responsibility of Dual Trustees, Officers and/or Employees.  If any person who is a manager, director, member, partner, officer or employee of the Adviser, the Administrator or their affiliates is or becomes a manager, director, member, partner, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, director, member, partner, officer and/or employee of the Adviser, the Administrator or their affiliates shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, director, member, partner, officer or employee of the Adviser, the Administrator or their affiliates or under the control or direction of the Adviser, the Administrator or their affiliates, even if paid by the Adviser, the Administrator or their affiliates.
8.    Limitation of Liability of the Adviser; Indemnification.  The Adviser and its affiliates (and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the them, including without limitation the Administrator) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Fund shall indemnify, defend and protect the Adviser and its affiliates (and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with them, including without limitation the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund.  Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).
9.    Effectiveness, Duration and Termination of Agreement.  This Agreement shall become effective as of the first date above written.  This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Fund’s Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund and (b) the vote of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.  This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days written notice, by the vote of a majority of the outstanding voting securities of the Fund, or by the vote of the Fund’s Trustees or by the Adviser.  This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).  The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser and its representatives shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement.  Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 of this Agreement through the date of termination or expiration.

10.    Notices.  Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.    Amendments.  This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the Investment Company Act.
12.    Entire Agreement; Governing Law.  This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.  This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York and the applicable provisions of the Investment Company Act.  To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

PROSPECT ENHANCED YIELD FUND

By:
Name: M. Grier Eliasek
Title: Chief Executive Officer and President

PROSPECT ENHANCED YIELD MANAGEMENT, LLC

By:
Name: M. Grier Eliasek
Title: Chief Operating Officer and President

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